EXHIBIT 99.1

United States
For Immediate Release

Mackenzie Investment Management Inc.,
Manager of the Ivy Funds, sold to Waddell & Reed

Boca Raton, Florida – December 17, 2002 – Mackenzie Investment Management Inc. (“MIMI”) (TSX:MCI), advisor to the Ivy Funds in the U.S., today announced the completion of the sale of MIMI to Kansas City-based Waddell & Reed Financial, Inc. (“Waddell & Reed”) for approximately U.S. $70 million, including $11 million paid by MIMI to its public shareholders.

“MIMI’s shareholders have benefited from an all-cash transaction and, in Waddell & Reed, our Ivy Fund investors should benefit from the depth of equity expertise and the substantial presence of a leading mutual fund company in the US,” said Keith Carlson, president, MIMI. “MIMI shareholders and Ivy Fund investors should be very pleased about this transaction.”

At a special meeting of MIMI shareholders held on December 11, 2002, MIMI shareholders approved the plan of dissolution, a required element of the sale of MIMI to Waddell & Reed.

MIMI’s public shareholders will receive U.S. $4.05 per share. MIMI’s public shareholders will not be subject to any negative adjustments. Mackenzie will solely bear the risk of any negative adjustments and has agreed to be solely responsible for all indemnification obligations to Waddell & Reed.

It is anticipated that MIMI’s common stock will be delisted from the Toronto Stock Exchange on December 17, 2002 and that MIMI will close its common stock transfer books on December 20, 2002.

As a result of the transaction, Waddell & Reed acquires MIMI’s entire operation including Ivy Management, Inc., Ivy Mackenzie Distributors, Inc., and Ivy Mackenzie Services Corp., and is now responsible for investment management and distribution of the 16 U.S.-based Ivy Funds representing approximately U.S. $665 million assets under management as at December 10, 2002.

Waddell & Reed is recognized as a mutual fund leader in the United States and has been ranked among the top-ten mutual fund companies by performance over ten years by Barron’s in its annual rankings. The firm has been in operation for 65 years and manages more than $25.6 billion in assets. According to Morningstar, as of September 30, 2002, 71 per cent of Waddell & Reed’s rated equity mutual fund share classes received either four- or five-star Morningstar ratings (on a scale of one to five.) For the three-, five- and 10-year periods, 64 percent of the rated equity fund share classes received four or five stars over three years, 78 percent over the five-year period and 55 percent over the 10-year period.

With respect to MIMI’s U.S. business, Waddell & Reed said it expects to maintain the Ivy Fund brand and use it for U.S. retail non-proprietary load fund distribution, including existing Ivy Funds and future funds sub-advised by Waddell & Reed and its affiliates using the Ivy brand. Waddell & Reed currently makes its W&R Funds and certain of its Waddell & Reed Advisors Funds available to non-proprietary advisors on a no-load or load-waived basis. In addition, Waddell & Reed said it expects to align MIMI’s investment management function with its own and to combine Waddell & Reed’s non-proprietary sales team with MIMI’s wholesaling team in order to market the W&R Funds, certain Waddell & Reed Advisors Funds and the Ivy Funds together in the United States.

Waddell & Reed, Inc.

Waddell & Reed Financial, Inc., through its subsidiaries, provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor and Waddell & Reed, Inc. serves as principal underwriter and distributor of the Waddell & Reed Advisors Funds, W&R Funds, Inc., W&R Target Funds, Inc. and the Waddell & Reed InvestEd Portfolios, Inc. As of September 30, 2002, the company had approximately 2 million retail accounts and assets under management of $25.6 billion, including both mutual fund and institutional assets. It distributes its funds primarily through approximately 3,200 proprietary financial advisors operating from more than 250 offices nationwide, as well as certain nonproprietary distributors. For more complete information regarding any of the mutual funds offered by Waddell & Reed, including charges and expenses, please request a prospectus by calling 1-888-WADDELL, or visit www.waddell.com.

Mackenzie Investment Management Inc. and Ivy Funds

Mackenzie Investment Management Inc. and its subsidiaries trace their roots back to 1960. Ivy Management, Inc., is a subsidiary that provides investment advisory services and has grown to become a recognized and respected money manager in the United States. MIMI has managed domestic, global and international mutual funds for investors in the U.S., UK and Canada. Ivy Funds are distributed by Ivy Mackenzie Distributors, Inc. and are available through financial advisors and major fund supermarkets.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, results of adverse litigation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the company, and other risks as set out in the reports we have filed with the SEC. Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
Kevin Groh or Bruce Maclellan
Environics Communications Inc.
416-920-9000 ext. 438 or 219.